Exhibit 99.1

For Immediate Release

DIGITAL ALLY, INC. CELEBRATES RECORD 2007

ACCOMPLISHMENTS AND RINGS IN THE NEW YEAR

WITH NASDAQ LISTING

OVERLAND PARK, Kansas (January 2, 2008) – The common stock of Digital Ally, Inc. (NASDAQ: DGLY), which develops, manufactures and markets advanced video surveillance products for law enforcement, homeland security and commercial security applications, begins trading on the NASDAQ Capital Market today, January 2, 2008.

“We consider the listing of our stock on NASDAQ a noteworthy way to celebrate the Company’s significant accomplishments in 2007 and to anticipate new achievements in 2008,” observed Stanton E. Ross, Chairman and Chief Executive Officer of the Company. “While many of last year’s accomplishments have been previously disclosed in news releases, a review of key 2007 milestones seems appropriate as we begin the New Year.”

Highlights of Year Ended December 31, 2007:

•	Sales exceeded $19 million, representing an increase of over 360% when compared with 2006 sales of $4.1 million.

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Record sales were posted in each sequential quarter during the year, with the three months ended December 31, 2007 representing the seventh consecutive quarter of record sales since the Company began shipping its products to law enforcement agencies in March 2006.

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The Company received the largest contract in its history in November 2007 when an international customer placed an order valued at $5.1 million for units of its DVM-500 In-Car Digital Video System Integrated into a Rearview Mirror.

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New features that enhance the performance of the Company’s in-car video systems, including wireless downloading, live streaming video, and a new secure centralized video management system, were introduced at the 114th Annual International Association of Chiefs of Police Conference in New Orleans in October 2007.

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The Company received statewide contracts from five states during 2007. These contracts generally authorize all city, county and state law enforcement agencies in the respective states to purchase Digital Ally products at contractually negotiated prices.

•	The Company strengthened its management team and Board of Directors in anticipation of the demands that further growth opportunities will place upon corporate resources in 2008.

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Trading in the Company’s common stock moved from the Pink Sheets to the OTC Bulletin Board in July 2007, and the Company was approved for listing on The NASDAQ Capital Market in December 2007. The price of DGLY common shares rose 312% during the year, from $1.77 at the close of trading in 2006 to a closing price of $7.30 on December 31, 2007.

“We enter the New Year with significant opportunities and challenges ahead of us,” continued Ross. “We expect continued strong growth in demand for our existing and planned new products from the law enforcement community during 2008. In addition, we have identified new opportunities for our digital surveillance technology in the school bus, mass transit, and military markets, some of which will be addressed with new product introductions as the year progresses. Our greatest challenge, we believe, will revolve around our ability to expand manufacturing and distribution capabilities efficiently in order to meet the growing demand for our current products. We have already devoted considerable resources towards meeting this challenge, and we expect 2008 to be another year of record sales and earnings for Digital Ally.”

About Digital Ally, Inc.

Digital Ally, Inc. develops, manufactures and markets advanced technology products for law enforcement, homeland security and commercial security applications. The Company’s primary focus is the field of Digital Video Imaging and Storage. For additional information, visit www.digitalallyinc.com

The Company is headquartered in Overland Park, Kansas, and its shares are traded on the NASDAQ Capital Market under the symbol “DGLY”.

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Act of 1934. These forward-looking statements are based largely on the expectations or forecasts of future events, can be affected by inaccurate assumptions, and are subject to various business risks and known and unknown uncertainties, a number of which are beyond the control of management. Therefore, actual results could differ materially from the forward-looking statements contained in this press release. A wide variety of factors that may cause actual results to differ from the forward-looking statements include, but are not limited to, the following: the Company’s ability to raise sufficient capital to continue to implement its business plan; the Company’s ability to have its product offerings perform as planned or advertised; whether there will be a commercial market, domestically and internationally, for one or more of its new products; its ability to commercialize its products and production processes, including increasing its production capabilities to meet orders in a cost-effective manner; its ability to increase revenue and profits to record levels in 2008; whether the Company will be able to adapt its technology to new and different uses, including being able to introduce new products into new markets on a commercial basis; competition from larger, more established companies with far greater economic and human resources; its ability to attract and retain customers and quality employees; its ability to obtain patent protection on any of its products and, if obtained, to defend such intellectual property rights; the effect of changing economic conditions; and changes in government regulations, tax rates and similar matters. These cautionary statements should not be construed as exhaustive or as any admission as to the adequacy of the Company’s disclosures. The Company cannot always predict or determine after the fact what factors would cause actual results to differ materially from those indicated by the forward-looking statements or other statements. The reader should consider statements that include the words “believes”, “expects”, “anticipates”, “intends”, “estimates”, “plans”, “projects”, or other expressions that are predictions of or indicate future events or trends, to be uncertain and forward-looking. The Company does not undertake to publicly update or revise forward-looking statements, whether as a result of new information, future events or otherwise.

For Additional Information, Please Contact:

Stanton E. Ross, CEO at (913) 814-7774

or

RJ Falkner & Company, Inc., Investor Relations Counsel at (800) 377-9893 or via email at

info@rjfalkner.com